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                                                                    EXHIBIT 4.1
                                                                    -----------


                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          THE DURIRON COMPANY, INC.

     FIRST:  The name of the corporation is

                          THE DURIRON COMPANY, INC.

     SECOND:  The purposes for which the corporation is formed are as follows:

     To manufacture, fabricate, cast, machine, mold, develop, process, assemble, purchase or otherwise acquire, sell, lease or otherwise dispose of, and in all ways handle and deal in any or all of the following, and to carry on any trade or business incident thereto, connected therewith or in furtherance thereof:

     (a) Pumps, valves, pipe and fittings, filters, anodes, fans, heat exchangers, castings, motors and chemical and other process equipment of all kinds;

     (b) All kinds of equipment, castings, molded products, articles and supplies used or useful in the manufacturing, transferring, handling or disposal of corrosive or erosive compounds, liquids, or gases or in controlling corrosive or erosive environments of any kind;

     (c) All kinds of equipment, components, parts, articles and supplies used or useful in controlling friction or any other mechanical property, function, action or performance or to seal, lubricate or otherwise control or promote movement or flow of solids, liquids and gases of every kind or nature;

     (d) Metals, metallurgical alloys and any article in the manufacture or composition of which any alloy or metallurgical compound is a factor;

     (e) Non-metallic molded and machined products of all compositions and types and chemicals, chemical compounds and related products of all kinds, including any article in the manufacture or composition of which chemicals, chemical compounds or related products are a factor.

     To purchase or otherwise acquire, hold, own, sell or otherwise dispose of real property, improved or unimproved, and personal property, tangible or intangible, including, without limitation, goods, wares and merchandise of every description and the securities and obligations of any issuer.

     In addition to the foregoing, the purpose for which the corporation is formed is to engage in any lawful act or activity; provided, however, the corporation is not formed to engage in any act or activity requiring the
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consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD:

     (a) The aggregate number of shares which the corporation shall have authority to issue is 15,500,000 of which 500,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 15,000,000 shares, of the par value of $1.25 each, shall be Common Stock. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as shall distinguish the shares thereof from the shares of all other series and (i) may have such number of shares to constitute each series, which number may be from time to time increased or decreased, but not below the number of shares thereof then outstanding; (ii) may have such voting powers, full or limited, or may be without voting powers; (iii) may be subject to redemption at such time or times and at such prices and on such terms; (iv) may have the benefit of a sinking fund to be applied to the purchase or redemption of such shares, in such amount and applied in such manner; (v) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends on any other class or classes or series of stock of the corporation;
(vi) may have such rights upon the dissolution of, or upon any distribution of assets of, the corporation; (vii) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments; and (viii) shall have such other relative rights, preferences and limitations, all as shall hereafter be fixed by the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the corporation pursuant to authority so to do which is hereby expressly vested in said Board of Directors.

     (b) There is hereby established a series of the Corporation's authorized shares of Preferred Stock of the par value of $1.00 each ("Preferred Stock"), and the authorized number of shares of that series, the designation, relative rights, preferences, and limitations thereof are as follows:

     Section 1. Designation and Amount The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such series shall be 150,000.

     Section 2.  Dividends and Distributions.

     (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, presently of $1.25 par value, of the corporation ("Common Stock") and (ii) a preferential cash dividend ("Preferential Dividends"), if any, on the fifth day of March, June, September and December of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount equal to $14.00 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall, at any time after the issuance of any share or fraction of a share of Series A Preferred Stock, make any distribution on the shares of Common Stock of the corporation, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to clause (i) the immediately preceding sentence and other than a distribution of shares of Common Stock or other capital stock of the corporation and other than distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Current Market Price of such share), then and in each such event the corporation shall simultaneously pay on each then outstanding share of Series A Preferred Stock of the

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corporation a distribution, in like kind, of 100 times (subject to the provisions for adjustment hereinafter set forth) such distribution paid on a share of Common Stock. The dividends and distributions on the Series A Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "Participating Dividends" and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple". In the event the corporation shall at any time after August 13, 1986 declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Corporation shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series A Preferred Stock.

     (C) Preferential Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series A Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. The number of votes which a holder of Series A Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote Multiple". In the event the corporation shall at any time after August 13, 1986 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series A Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

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     (C) In the event that the Preferential Dividends accrued on the Series A
Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of preferred stock of the corporation of all series (including the Series A Preferred Stock), other than any series in respect of which the right is expressly withheld by the Certificate of Incorporation or the authorizing resolutions included in the Certificate of Designation therefor, shall have the right, at the next meeting of shareholders called for the election of directors, voting as a class to elect two members to the Board of Directors, which directors shall be in addition to the number provided for under the By-Laws prior to such event, to serve until the next Annual Meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full. The holders of shares of Series A Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such shareholders, and vacancies in such directorships may be filled only by such shareholders (or by the remaining director elected by such shareholders, if there be one) in the manner permitted by law; provided, however, that any such action by shareholders shall be taken at a meeting of shareholders and shall not be taken by written consent thereof.

     (D) Except as otherwise required by law or set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

     Section 4.  Certain Restrictions.

     (A) Whenever Preferential Dividends or Participating Dividends are in arrears or the corporation shall be in default in payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of shares of Series A Preferred Stock may have in such circumstances, the corporation shall not

          (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to, the Series A Preferred Stock;

          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series A Preferred Stock, unless dividends are paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          (iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

          (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

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     (C) The corporation shall not issue any shares of Series A Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of August 1, 1986 between the corporation and Bank One, Indianapolis, NA (the "Rights Agreement"), a copy of which is on file at the corporation's principal executive office and shall be made available to shareholders of record without charge upon written request to the Secretary of the corporation. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the corporation from issuing for any purpose any series of preferred stock with rights and privileges similar to, different from, or greater than, those of the Series A Preferred Stock.

     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The corporation shall cause all such shares upon their retirement and cancellation to become authorized but unissued shares of preferred stock, without designation as to series, and such shares may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up unless the holders of shares of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided, the greater of either (A) $3,000 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) the amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series A Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series A Preferred Stock shall be entitled upon liquidation, dissolution or winding up of the corporation pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the corporation applicable pursuant to said clause to the determination of the Participating Liquidation Amount, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Liquidation Multiple". In the event the corporation shall at any time after August 13, 1986 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series A Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7.  Certain Reclassifications and Other Events.

     (A) In the event that holders of shares of Common Stock of the corporation receive after August 13, 1986 in respect of their shares of Common Stock any share of capital stock of the corporation (other than any share of Common Stock of the corporation), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise ("Transaction"), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the corporation of the shares of Series A Preferred Stock shall be adjusted so that after such event the holders of Series A Preferred Stock shall be entitled, in respect to each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the

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additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the corporation as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

     (B) In the event that holders of shares of Common Stock of the corporation receive after August 13, 1986 in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Current Market Price (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the corporation of the shares of Series A Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Current Market Price of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

     (C) In the event that holders of shares of Common Stock of the corporation receive after August 13, 1986 in respect of their shares of Common Stock any right or warrant to purchase capital stock of the corporation (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the corporation (other than Common Stock), at a purchase price per share less than the Current Market Price of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the corporation of the shares of Series A Preferred Stock shall each be adjusted so that after such event each holder of a share of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "Discount Fraction" shall be a fraction the numerator of which shall be the difference between the Current Market Price (as hereinafter defined) of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock of the corporation as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock

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pursuant to such right or warrant and the denominator of which shall be the
Current Market Price of a share of such capital stock immediately after the distribution of such right or warrant.

     (D) For purposes of this Section 7, the "Current Market Price" of a share of capital stock of the corporation (including a share of Common Stock) on any date shall be deemed to be the average of the daily closing prices per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that such Current Market Price of any such share of capital stock is determined during a period which includes any date that is within 30 Trading Days after the ex-dividend date for (i) a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Current Market Price shall be appropriately adjusted by the Board of Directors of the corporation to reflect the Current Market Price of such stock to take into account ex-dividend trading. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the corporation. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the corporation is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Current Market Price thereof as aforesaid, "Current Market Price" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the corporation. In either case referred to in the foregoing sentence, the determination of Current Market Price shall be described in a statement filed with the Secretary of the corporation.

     Section 8. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

     Section 9.  Effective Time of Adjustments.

     (A) Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustment occurs.

     (B) The corporation shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the corporation of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

     Section 10. No Redemption. The shares of Series A Preferred Stock shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the

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corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law, the provisions hereof and the Restated Certificate of Incorporation of the corporation.

     Section 11. Ranking. Unless otherwise provided in the Certificate of Incorporation of the corporation or a Certificate of Amendment relating to a subsequent series of preferred stock of the corporation, the Series A Preferred Stock shall rank junior to all other series of the corporation's preferred stock (as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up) and senior to the Common Stock.

     Section 12. Amendment. Subsequent to the issuance of any shares of Series A Preferred Stock, the provisions hereof and the Certificate of Incorporation of the corporation shall not be amended in any manner which would materially affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of eighty percent or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

     FOURTH: No holder of shares of any class of the corporation shall have any preemptive rights with respect to, or any preemptive rights to purchase or subscribe for, any shares of any class or other securities of any kind of the corporation.

     FIFTH: The office of the corporation is to be located in the Town of Evans, Erie County, State of New York.

     SIXTH: The corporation hereby designates the Secretary of State of New York as its agent upon whom process in any action or proceeding against it may be served within the State of New York and the address to which the Secretary of State shall mail a copy of any process against the corporation which may be served upon him pursuant to law is:

           The Duriron Company, Inc.
           c/o Smith & Schnacke
           2000 Courthouse Plaza NE
           P.O. Box 1817
           Dayton, Ohio 45401-1817

     SEVENTH:  Its duration is to be perpetual.

     EIGHTH: The number of Directors of the corporation shall be such as from time to time shall be fixed by the By-Laws of the corporation, but shall not be less than three. Any of the following actions may be taken by the shareholders of the corporation only by vote of the holders of two-thirds of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any by-law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the filling of newly created directorships and vacancies occurring in the Board of Directors,
(iii) the removal of Directors, or (iv) the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Article EIGHTH. Nothing contained in this Article EIGHTH shall in any way limit the power of the Board of Directors to adopt, amend or repeal by-laws of the corporation.

     NINTH:

     (A) The affirmative vote of the holders of at least 80% of the shares of capital stock entitled to vote thereon shall be required to authorize, adopt or approve any of the following:

          (i) Any plan of merger or consolidation of the corporation with or into any Related Corporation or any affiliate of a Related Corporation;

          (ii) Any sale, lease, exchange or other disposition of all or substantially all the assets of the corporation to or with any Related Corporation or any affiliate of a Related Corporation;

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          (iii) Any issuance or delivery of capital stock or other securities of the corporation in exchange or payment for all or substantially all the assets of any Related Corporation or any affiliate of a Related
     Corporation; and

          (iv) Any amendment or deletion of this Article NINTH.

     (B) As used in this Article NINTH, the following terms shall have the following meanings:

          (i) "Related Corporation" shall mean any corporation which, together with its affiliates and associated persons owns, as of the record date for the determination of stockholders entitled to vote on the transaction in question, of record or beneficially, directly or indirectly, 10% or more of the shares of capital stock of the corporation entitled to vote on such transaction;

          (ii) An "affiliate" of a Related Corporation shall mean any individual, partnership, joint venture, trust, corporation or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Related Corporation; and

          (iii) An "associated person" of a Related Corporation shall mean any officer or director of, or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of, such Related Corporation or any of its affiliates.

     (C) Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation is a Related Corporation or whether any person is an affiliate or an associated person of a Related Corporation, shall be conclusive and binding for all purposes of this Article NINTH.

     TENTH: The corporation hereby designates CT Corporation System, having an office at 277 Park Avenue, New York, New York 10017, as its registered agent upon whom process against it may be served.

     ELEVENTH: No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article ELEVENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.


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